UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

URANIUM ENERGY CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	98-0399476 (I.R.S. Employer Identification No.)
1030 West Georgia Street, Suite 1830 Vancouver, British Columbia, Canada (Address of Principal Executive Offices)	V6E 2Y3 (Zip Code)

2019 STOCK INCENTIVE PLAN
(Full title of the plan)

Amir Adnani, President and Chief Executive Officer
1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, Canada, V6E 2Y3
(Name and address of agent for service)

Tel: (604) 682-9775
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-25 of the Exchange Act.

Large accelerated filer	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(4)	Amount of registration fee
Common shares	6,000,000 shares	$0.965 per share	$5,790,000	$701.75

(1)This Registration Statement covers shares of our common stock, par value $0.001 per share, issuable pursuant to stock options and other equity incentive awards under our 2019 Stock Incentive Plan.

(2)We previously registered 5,500,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2006 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-147626), a further 7,000,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2009 Stock Incentive Plan, as amended, on two registration statements on Form S-8 (Registration Nos. 333-162264 and 333-172092), a further 2,000,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2013 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-192462), a further 7,500,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2014 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-201423), a further 6,500,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2016 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-213500) and a further 12,000,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2018 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-227023).  Our 2006 Stock Incentive Plan and our 2009 Stock Incentive Plan, as amended, were superseded and replaced by our 2013 Stock Incentive Plan, our 2013 Stock Incentive Plan was superseded and replaced by our 2014 Stock Incentive Plan, our 2014 Stock Incentive Plan was superseded and replaced by our 2015 Stock

Incentive Plan, our 2015 Stock Incentive Plan was superseded and replaced by our 2016 Stock Incentive Plan, our 2016 Stock Incentive Plan was superseded and replaced by our 2017 Stock Incentive Plan, our 2017 Stock Incentive Plan was superseded and replaced by our 2018 Stock Incentive Plan and our 2018 Stock Incentive Plan was superseded and replaced by our 2019 Stock Incentive Plan.  This registration statement shall also cover an indeterminable number of additional shares which may become issuable under the 2019 Stock Incentive Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares.

(3)The proposed maximum offering price per share is calculated in accordance with Rule 457(h) of the United States Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of our common stock of $0.965 per share, as reported on NYSE American on September 10, 2019.

(4)The proposed maximum aggregate offering price is based on the proposed maximum offering price per share times the total number of shares to be registered.  These amounts are calculated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 relates to a maximum of 6,000,000 shares of common stock, par value $0.001 per share, issuable directly by Uranium Energy Corp. (“we” or the “Company”) under our 2019 Stock Incentive Plan or pursuant to the exercise of options or other awards that have been or may be granted under the 2019 Stock Incentive Plan.  We previously registered 5,500,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2006 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-147626), a further 7,000,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2009 Stock Incentive Plan, as amended, on two registration statements on Form S-8 (Registration Nos. 333-162264 and 333-172092), a further 2,000,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2013 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-192462), a further 7,500,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2014 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-201423), a further 6,500,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2016 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-213500) and a further 12,000,000 shares of our common stock issuable pursuant to stock options and other equity incentive awards under our 2018 Stock Incentive Plan on a registration statement on Form S-8 (Registration No. 333-227023).  As more fully described herein, our 2006 Stock Incentive Plan and our 2009 Stock Incentive Plan, as amended, were superseded and replaced by our 2013 Stock Incentive Plan, our 2013 Stock Incentive Plan was superseded and replaced by our 2014 Stock Incentive Plan, our 2014 Stock Incentive Plan was superseded and replaced by our 2015 Stock Incentive Plan, our 2015 Stock Incentive Plan was superseded and replaced by our 2016 Stock Incentive Plan, our 2016 Stock Incentive Plan was superseded and replaced by our 2017 Stock Incentive Plan, our 2017 Stock Incentive Plan was superseded and replaced by our 2018 Stock Incentive Plan and our 2018 Stock Incentive Plan was superseded and replaced by our 2019 Stock Incentive Plan.

The information set forth in our prior registration statements on Form S-8 as listed above (Registration Nos. 333-147626, 333-162264, 333-172092, 333-192462, 333-201423, 333-213500 and 333-227023) (collectively, the “Prior Registration Statements”), as filed with the Securities and Exchange Commission, are incorporated by reference herein and made a part hereof.  The Prior Registration Statements included reoffer prospectuses which are not being incorporated by reference and made a part hereof; a revised reoffer prospectus has been included in this Registration Statement in accordance with General Instruction E on Form S-8 –Registration of Additional Securities.

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PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus:  Items 1 and 2, from this page and following, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus (“prospectus” or “Registration Statement”), constitute a prospectus that meets the requirements of Section 10(a) of the United States Securities Act of 1933, as amended (the “Securities Act”).

Reoffer Prospectus:  The material that follows Item 2, beginning on Page P-1 up to but not including Part II of this Registration Statement, beginning on Page II-1, of which the reoffer prospectus is a part, constitutes a “reoffer prospectus” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act.  Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of shares which are deemed to be “control securities” under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.

Item 1.Plan Information.

This Registration Statement on Form S-8 relates to a maximum of 6,000,000 shares of common stock, par value $0.001 per share, issuable directly by Uranium Energy Corp. (“we” or the “Company”) under our 2019 Stock Incentive Plan or pursuant to the exercise of options or other awards that have been or may be granted under the 2019 Stock Incentive Plan.

On June 6, 2019, our Board of Directors authorized and approved the adoption of the Company’s 2019 Stock Incentive Plan, under which an aggregate of 25,785,623 of our shares may be issued.  The 2019 Stock Incentive Plan supersedes and replaces the Company’s 2018 Stock Incentive Plan, dated as originally ratified by the Board of Directors on May 30, 2018, as ratified by the shareholders of the Company at the Company’s annual general meeting held last year on July 19, 2018.

The 2019 Stock Incentive Plan was ratified by the shareholders of the Company at the Company’s annual general meeting held on July 31, 2019.

The purpose of the 2019 Stock Incentive Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The 2019 Stock Incentive Plan is to be administered by our Compensation Committee which shall determine, among other things: (i) the persons to be granted awards under the 2019 Stock Incentive Plan; (ii) the number of shares or amount of other awards to be granted; and (iii) the terms and conditions of the awards granted. The Company may issue restricted shares, options, stock appreciation rights, deferred stock rights and dividend equivalent rights, among others, under the 2019 Stock Incentive Plan.  As indicated above, an aggregate of 25,785,623 of our shares may be issued pursuant to the grant of awards under the 2019 Stock Incentive Plan.  19,785,623 of such 25,785,623 shares are registered pursuant to prior Form S-8 registration statements filed by the Company.

An award may not be exercised after the termination date of the award and may be exercised following the termination of an eligible participant’s continuous service only to the extent provided by the administrator under the 2019 Stock Incentive Plan.  If the administrator under the 2019 Stock Incentive

I-1

Plan permits a participant to exercise an award following the termination of continuous service for a specified period, the award terminates to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever occurs first.  In the event an eligible participant’s service has been terminated for “cause”, he or she shall immediately forfeit all rights to any of the awards outstanding.

We will provide each participant in our 2019 Stock Incentive Plan (each, a “Participant”) with documents that contain information related to our 2019 Stock Incentive Plan and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not filed as a part of this Registration Statement.  The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.  A Section 10(a) prospectus will be given to each Participant who receives shares of common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.Registrant Information and Employee Plan Annual Information.*

We will provide to each Participant a written statement advising it of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral notice.  The statement will include the address and telephone number to which any requests for documents should be directed.

*Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

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I-2

REOFFER PROSPECTUS

The date of this prospectus is September 12, 2019

URANIUM ENERGY CORP.
1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, Canada, V6E 2Y3

25,785,623 SHARES OF COMMON STOCK

This reoffer prospectus relates to 25,785,623 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain eligible participants (each, an “Eligible Participant”) in our “2019 Stock Incentive Plan” for their own account.  Eligible Participants in our 2019 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities.  Selling stockholders will consist of those Eligible Participants who are “affiliates” of our company (as defined in Rule 405 under the United States Securities Act of 1933, as amended (the “Securities Act”)).

It is anticipated that the selling stockholders will offer shares for sale at prevailing prices on the NYSE American or such other securities exchange or securities market (if any) that our common stock may then be traded.  We will receive no part of the proceeds from sales made under this reoffer prospectus.  The selling stockholders will bear all sales commissions and similar expenses.  Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us.

The shares of common stock will be issued pursuant to awards granted under our 2019 Stock Incentive Plan and will be “control securities” under the Securities Act before their sale under this reoffer prospectus.  This reoffer prospectus has been prepared for the purposes of registering the shares under the Securities Act to allow for future sales by selling stockholders on a continuous or delayed basis to the public without restriction.

The selling stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on the NYSE American under the symbol “UEC.”  On September 11, 2019, the last reported price of our common stock on such market was $1.01 per share.

Investing in our common stock involves risks.  See “Risk Factors” starting on page P-4 of this reoffer prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

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PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus.  This summary may not contain all of the information that may be important to you.  We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision.  In addition, this prospectus summarizes other documents which we urge you to read.

All references in this prospectus to “the Company,” “we,” “us,” “our” or “our company” refer to Uranium Energy Corp. and our consolidated subsidiaries.  All dollar amounts refer to United States dollars unless otherwise indicated.

This reoffer prospectus relates to 25,785,623 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain Eligible Participants under our 2019 Stock Incentive Plan for their own account.  Eligible Participants in our 2019 Stock Incentive Plan consist of employees, directors, officers and consultants of our company or its related entities.  Selling stockholders will consist of those Eligible Participants who are “affiliates” of our company, as defined in Rule 405 under the Securities Act.

Corporate Organization

Uranium Energy Corp. was incorporated under the laws of the State of Nevada on May 16, 2003 under the name “Carlin Gold Inc.”  During 2004, we changed our business operations and focus from precious metals exploration to uranium exploration in the United States.  On January 24, 2005, we completed a reverse stock split of our common stock on the basis of one share for each two outstanding shares and amended our Articles of Incorporation to change our name to ‘Uranium Energy Corp.’.  Effective February 28, 2006, we completed a forward stock split of our common stock on the basis of 1.5 shares for each outstanding share and amended our Articles of Incorporation to increase our authorized capital from 75,000,000 shares of common stock with a par value of $0.001 per share to 750,000,000 shares of common stock with a par value of $0.001 per share.  In June 2007, we changed our fiscal year end from December 31 to July 31 (in each instance our “Fiscal” year now).

On December 31, 2007, we incorporated a wholly-owned subsidiary, UEC Resources Ltd., under the laws of the Province of British Columbia, Canada.  Effective December 18, 2009, we acquired a 100% interest in the South Texas Mining Venture, L.L.P., a Texas limited liability partnership, from each of URN Resources Inc., a subsidiary of Uranium One Inc., and Everest Exploration, Inc.  On September 3, 2010, we incorporated a wholly-owned subsidiary, UEC Paraguay Corp., under the laws of the State of Nevada. Effective May 24, 2011, we acquired a 100% interest in Piedra Rica Mining S.A., a private company incorporated in Paraguay.  Effective September 9, 2011, we acquired a 100% interest in Concentric Energy Corp., a private company incorporated in the State of Nevada.  Effective March 30, 2012, we acquired a 100% interest in Cue Resources Ltd., a formerly publicly-traded company incorporated in the Province of British Columbia, Canada. Effective March 4, 2016, we acquired a 100% interest in JDL Resources Inc., a private company incorporated in Cayman Islands.  Effective July 7, 2017, we acquired 100% interest in CIC Resources (Paraguay) Inc., a private company incorporated in Cayman Islands.  Effective August 9, 2017 we acquired a 100% interest in Reno Creek Holdings Inc., a private company governed by the laws of Canada, which owned 100% of Reno Creek Resources Inc., a private company governed by the laws of Canada, which owned 100% of AUC Holdings, Inc. a private company incorporated in the State of Nevada, which owns 100% of AUC LLC, a limited liability company formed in the State of Delaware.  Subsequent to August 9, 2017, we dissolved Reno Creek Holdings Inc. and Reno Creek Resources Inc., and now we directly own 100% of AUC Holdings, Inc.  On January 31,

2018, we incorporated a wholly-owned subsidiary under the laws of the Province of Saskatchewan, Canada, UEC Resources (SK) Corp.

Our principal offices are located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, U.S.A., 78401 and 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, Canada, V6E 2Y3.

General Business

We are pre-dominantly engaged in uranium mining and related activities, including exploration, pre-extraction, extraction and processing, on uranium projects located in the United States and Paraguay.  We utilize in-situ recovery (“ISR”) mining where possible which we believe, when compared to conventional open pit or underground mining, requires lower capital and operating expenditures with a shorter lead time to extraction and a reduced impact on the environment.  We do not expect, however, to utilize ISR mining for all of our mineral rights in which case we would expect to rely on conventional open pit and/or underground mining techniques.  We have one uranium mine located in the State of Texas, the Palangana Mine, which utilizes ISR mining and commenced extraction of uranium oxide (“U3O8”), or yellowcake, in November 2010.  We have one uranium processing facility located in the State of Texas, the Hobson Processing Facility, which processes material from the Palangana Mine into drums of U3O8, our only sales product and source of revenue, for shipping to a third-party storage and sales facility.  Since commencement of uranium extraction from the Palangana Mine in November 2010 to July 31, 2017, the Hobson Processing Facility has processed 580,100 pounds of U3O8.  At July 31, 2017, we had no uranium supply or “off-take” agreements in place.

We have established the existence of mineralized materials for certain uranium projects, including for our Palangana Mine.  We have not established proven or probable reserves, as defined by the United States Securities and Exchange Commission (the “SEC”) under Industry Guide 7, through the completion of a “final” or “bankable” feasibility study for any of our uranium projects, including the Palangana Mine.  Furthermore, we have no plans to establish proven or probable reserves for any of our uranium projects for which we plan on utilizing ISR mining, such as the Palangana Mine.  As a result, and despite the fact that we commenced extraction of mineralized materials at the Palangana Mine in November 2010, we remain in the Exploration Stage as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established.  Since we commenced the extraction of mineralized materials at the Palangana Mine without having established proven or probable reserves, any mineralized materials established or extracted from the Palangana Mine should not in any way be associated with having established or produced from proven or probable reserves.

Our fully-licensed and 100%-owned Hobson Processing Facility forms the basis for our regional operating strategy in the State of Texas, specifically the South Texas Uranium Belt where we utilize ISR mining.  We utilize a “hub-and-spoke” strategy whereby the Hobson Processing Facility acts as the central processing site (the “hub”) for our Palangana Mine and future satellite uranium mining activities, such as our Burke Hollow and Goliad Projects, located within the South Texas Uranium Belt (the “spokes”). The Hobson Processing Facility has a physical capacity to process uranium-loaded resins up to a total of two million pounds of U3O8 annually and is licensed to process up to one million pounds of U3O8 annually.

Although planned principal operations have commenced from which significant revenues from sales of uranium concentrates were realized for the fiscal years ended July 31, 2015 (“Fiscal 2015”), July 31, 2013 (“Fiscal 2013”) and July 31, 2012 (“Fiscal 2012”), we have yet to achieve profitability and have had a history of operating losses resulting in an accumulated deficit balance since inception.  No revenue from uranium sales was realized for the fiscal year ended July 31, 2019 (“Fiscal 2019”), or for the fiscal years ended July 31, 2018 (“Fiscal 2018”), July 31, 2017 (“Fiscal 2017”), July 31, 2016 (“Fiscal 2016”) or July 31, 2014 (“Fiscal 2014”).  Historically, we have been reliant primarily on equity financings from the sale of our common stock and, during Fiscal 2014 and Fiscal 2013, on debt financing in order to fund our operations, and this reliance is expected to continue for the foreseeable future.

At Fiscal 2019, we hold certain mineral rights in various stages in the States of Arizona, Colorado, New Mexico, Texas and Wyoming, in the Republic of Paraguay and in Canada, many of which are located in historically successful mining areas and have been the subject of past exploration and pre-extraction activities by other mining companies.  We do not expect, however, to utilize ISR mining for all of our mineral rights in which case we would expect to rely on conventional open pit and/or underground mining techniques.

Our operating and strategic framework is based on expanding our uranium extraction activities, which includes advancing certain uranium projects with established mineralized materials towards uranium extraction, and establishing additional mineralized materials on our existing uranium projects or through acquisition of additional uranium projects.

During Fiscal 2019, we continued to operate the Palangana Mine at a reduced pace since implementing our strategic plan in September 2013, to align our operations to a weak uranium commodity market in a challenging post-Fukushima environment.  This strategy has included the deferral of major pre-extraction expenditures and remaining in a state of operational readiness in anticipation of a recovery in uranium prices.

At April 30, 2019, we had working capital of $21.5 million including cash and cash equivalents of $6.1 million and short-term investments of $14.9 million.

We filed a Form S-3 shelf registration statement under the United States Securities Act of 1933, as amended (the “Securities Act”), which was declared effective on March 10, 2017 (the “2017 Shelf”), providing for the public offer and sale of certain securities of our Company from time to time, at our discretion, of up to an aggregate offering amount of $100 million.

On October 3, 2018, we completed a public offering of 12,613,049 units at a price of $1.60 per unit for gross proceeds of $20,180,878 (the “October 2018 Offering”).  Each unit was comprised of one share of the Company and one-half of one share purchase warrant.  Each whole warrant entitles its holder to acquire one share at an exercise price of $2.05 per share, exercisable immediately upon issuance and expiring 30 months from the date of issuance.  In connection with the October 2018 Offering, we also issued compensation share purchase warrants to agents as part of share issuance costs to purchase 756,782 shares of our Company, exercisable at an exercise price of $2.05 per share and expiring 30 months from the date of issuance.

As at April 7, 2019, a total of $68.4 million of the 2017 Shelf was utilized through the registration of our shares of common stock underlying outstanding common share purchase warrants from previous registered offerings with a remaining available balance of $31.6 million under the 2017 Shelf.  On April 8, 2019 we filed an additional Form S-3 shelf registration statement pursuant to Rule 462(b) of the Securities Act, which became effective upon filing on April 8, 2019, providing for the public offer and sale of certain additional securities of our Company representing an additional 20%, or $6.3 million, of the then remaining $31.6 million available under the 2017 Shelf, which increased the remaining amount available under the 2017 Shelf to $37.9 million.

On April 9, 2019, we entered into an At The Market Offering Agreement (the “Offering Agreement”) with H.C. Wainwright & Co., LLC (as the “Lead Manager”) and the co-managers set forth on the signature page of the Offering Agreement (collectively, with the Lead Manager, the “Managers”); under which the Company may, from time to time, sell shares of its common stock having an aggregate offering price of up to $37.9 million through the Managers (collectively, the “ATM”).  Upon delivery of a “Sales Notice” under and subject to the terms and conditions of the Offering Agreement, the “Designated Manager” of the Managers under the Offering Agreement may sell the shares by methods deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the NYSE American, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, directly to the sales agent as principal, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law.  Subject to the terms and conditions of the Offering Agreement, the Managers will use commercially reasonable efforts, consistent with its normal trading and sales practices, to sell the shares from time to time, based upon the Company’s instructions, subject to applicable state and federal laws, rules and regulations, and the rules of the NYSE American.  The Company is not obligated to, and the Company cannot provide any assurances that it will, make any sales of the shares under the Offering Agreement.  The Offering Agreement will terminate upon the earlier of (i) sale of the shares under the Offering Agreement having an aggregate offering price of $37.9 million, (ii) the three year anniversary of the date of the Offering Agreement, and (iii) the termination of the Offering Agreement as permitted therein.  The Offering Agreement may be terminated by the Lead Manager or the Company at any time upon 5 days’ notice to the other party, or by the Lead Manager at any time in certain circumstances, including the occurrence of a material adverse change in the Company.  The Company will pay the Designated Manager a commission of 2.25% of the gross proceeds from the sale of shares, and has agreed to provide the Managers with customary indemnification and contribution rights.

In connection with the ATM, on April 9, 2019, we filed a prospectus supplement to the 2017 Shelf providing for the public offer and sale of the Company’s shares having an aggregate offering price of up to $37.9 million through one or more at-the-market offerings pursuant to the ATM.  At April 30, 2019, no public offer or sale of the Company’s shares was completed under the ATM.  As at July 31, 2019, all $106.3 million under the 2017 Shelf was utilized through the registration of our shares of common stock and shares of common stock underlying outstanding common share purchase warrants from previous registered offerings as well as our shares of common stock to be sold under the ATM.

On December 5, 2018, we entered into a third amended and restated credit agreement (the “Third Amended and Restated Credit Agreement”), whereby we and our lenders (collectively, the “Lenders”) agreed to certain further amendments to our $20 million senior secured credit facility (the “Credit Facility”).  The key terms of the Third Amended and Restated Credit Agreement are summarized as follows:

•extension of the maturity date from January 1, 2020 to January 31, 2022;

•deferral of the prior monthly principal payments until the new maturity date of January 31, 2022;

•issuance of third extension fee shares equal to 7% of the principal balance outstanding or $1,400,000 paid to the Lenders by way of the issuance of 1,180,328 shares of the Company; and

•payment of anniversary fees to the Lenders on each of November 30, 2019, 2020 and 2021, of 7%, 6.5% and 6%, respectively, of the principal balance then outstanding, if any, payable at the option of the Company in cash or shares of the Company with a price per share calculated at a 10% discount to the five trading-day volume-weighted average price of the Company’s shares immediately prior to the applicable date.

Under the terms of the Third Amended and Restated Credit Agreement, the Credit Facility remains non-revolving with an amended term of 8.5 years maturing on January 31, 2022, subject to an interest a rate of 8% per annum, compounded and payable on a monthly basis.  An underlying effective interest rate of 16.67% has been calculated under the assumption that the Company will carry the full principal balance of $20,000,000 to its contractual maturity on January 31, 2022 without exercising the prepayment feature; and therefore, the anniversary fee payments of $1,400,000, $1,300,000 and $1,200,000, which are calculated on the principal balance, will become due on each of November 30, 2019, 2020 and 2021, respectively.  The Third Amended and Restated Credit Agreement supersedes, in their entirety, the Second Amended and Restated Credit Agreement dated and effective February 9, 2016, the Amended and Restated Credit Agreement dated and effective March 13, 2014 and the Credit Agreement dated and effective July 30, 2013 with our Lenders.

During Fiscal 2019, we completed a royalty purchase agreement (the “Royalty Purchase Agreement”) with Uranium Royalty Corp. (“URC”), a private entity investing in the uranium sector, in connection with the purchase by URC from our Company of a one percent (1%) net smelter return royalty for uranium only, on each of our Slick Rock, Workman Creek and Anderson projects.  On December 4, 2018, we closed the Royalty Purchase Agreement and received 12,000,000 common shares of URC (the “Consideration Shares”) with a fair value of $9,077,842.  The fair value of the Consideration Shares, net of transaction costs of $55,787, was allocated to the respective underlying projects based on their identified mineral resources as follows:

The net consideration allocation amounts have reduced the carrying value of the Anderson Project by $5,683,895, the Workman Creek Project by $1,082,646 and the Slick Rock Project by $676,650.  The net consideration of $2,255,514 allocated to the Slick Rock Project exceeded its carrying value of $676,650 by $1,578,864, which was recorded as a gain on disposition of asset and included in the condensed consolidated statement of operations for the nine months ended April 30, 2019.  In addition, certain of our officers collectively own an interest in URC and one of our officers is a member of the board of directors of URC.  As a consequence, our ability to exercise significant influence over URC’s operating and financing policies continued to exist during Fiscal 2019.

During Fiscal 2019, we entered into a Securities Exchange Agreement (the “Securities Exchange Agreement”) with each of Pacific Road Resources Reno Creek Cayco 1 Ltd., Pacific Road Resources Reno Creek Cayco 2 Ltd., Pacific Road Resources Reno Creek Cayco 3 Ltd., Pacific Road Resources Reno Creek Cayco 4 Ltd. and Reno Creek Unit Trust (together, the “Pacific Road Parties”), whereby the Pacific Roads Parties exchanged their collective 11,000,000 outstanding common stock purchase warrants of the Company (the “Warrants”) for an aggregate of 750,000 common shares of the Company (each, a “Share”), with a fair value of $1.33 per Share (collectively, the “Securities Exchange”).  The Warrants, with an exercise price of $2.30 and expiry date of August 9, 2022, were valued at $0.45 per share using the Barrier Option Pricing Model at the date of issuance on August 9, 2017 in connection with the acquisition of the Reno Creek Project.  The difference between the carrying value of the Warrants of

$4,950,000 and fair value of the shares of $997,500 was recorded as additional paid in capital and has had no impact on the Company’s condensed consolidated statement of operations and comprehensive loss.

RISK FACTORS

Prospective investors should carefully consider the following risks, as well as the other information contained in this prospectus and in the documents incorporated by reference herein, including the risks described in our annual report on Form 10-K and our quarterly reports on Form 10-Q, before investing in our securities.  We have identified the following material risks and uncertainties which reflect our outlook and conditions known to us as of the date of this prospectus.  These material risks and uncertainties should be carefully reviewed by our stockholders and any potential investors in evaluating the Company, our business and the market value of our common stock.  Furthermore, any one of these material risks and uncertainties has the potential to cause actual results, performance, achievements or events to be materially different from any future results, performance, achievements or events implied, suggested or expressed by any forward-looking statements made by us or by persons acting on our behalf.  Refer to “Cautionary Note Regarding Forward-Looking Statements”.

There is no assurance that we will be successful in preventing the material adverse effects that any one or more of the following material risks and uncertainties may cause on our business, prospects, financial condition and operating results, which may result in a significant decrease in the market price of our common stock.  Furthermore, there is no assurance that these material risks and uncertainties represent a complete list of the material risks and uncertainties facing us.  There may be additional risks and uncertainties of a material nature that, as of the date of this prospectus, we are unaware of or that we consider immaterial that may become material in the future, any one or more of which may result in a material adverse effect on us.  You could lose all or a significant portion of your investment due to any one of these material risks and uncertainties.

Risks Related to Our Company and Business

Evaluating our future performance may be difficult since we have a limited financial and operating history, with significant negative cash flow and accumulated deficit to date.  Our long-term success will depend ultimately on our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities.

As more fully described under Item 1. Business in our Form 10-K Annual Report for Fiscal 2018, we were incorporated under the laws of the State of Nevada on May 16, 2003, and since 2004, we have been predominantly engaged in uranium mining and related activities, including exploration, pre-extraction, extraction and processing, on projects located in the United States and Paraguay.  In November 2010, we commenced uranium extraction for the first time at the Palangana Mine utilizing ISR and processed those materials at the Hobson Processing Facility into drums of U3O8, our only sales product and source of revenue.  We also hold uranium projects in various stages of exploration and pre-extraction in the States of Arizona, Colorado, New Mexico, Texas and Wyoming, in Canada and the Republic of Paraguay.  Since we completed the acquisition of the Alto Paraná Project located in the Republic of Paraguay in July 2017, we are also involved in mining and related activities, including exploration, pre-extraction, extraction and processing of titanium minerals.

We have a history of significant negative cash flow and net losses, with an accumulated deficit balance since inception of $255.9 million at April 30, 2019.  Historically, we have been reliant primarily on equity financings from the sale of our common stock and, for Fiscal 2014 and Fiscal 2013, on debt financing in order to fund our operations.  Although we generated revenues from sales of U3O8 during Fiscal 2015, Fiscal 2013 and Fiscal 2012 of $3.1 million, $9.0 million and $13.8 million, respectively, with no revenues from sales of U3O8 generated during the year ended July 31, 2019, Fiscal 2016 to Fiscal 2018, Fiscal 2014 or for any periods prior to Fiscal 2012, we have yet to achieve profitability or develop positive cash flow from our operations, and we do not expect to achieve profitability or develop positive cash flow from operations in the near term.  As a result of our limited financial and operating history, including our significant negative cash flow and net losses to date, it may be difficult to evaluate our future performance.

During Fiscal 2019, we completed the public October 2018 Offering of 12,613,049 units at a price of $1.60 per unit for gross proceeds of $20.2 million, and received cash proceeds of $4.9 million from the exercise of stock options and warrants, which substantially increased our cash and cash equivalent and improved our working capital positions.  At April 30, 2019, we had working capital of $21.5 million including cash and cash equivalents of $6.1 million and short-term investments of $14.9 million. On December 5, 2018, we entered into the Third Amended and Restated Credit Agreement with our Lenders whereby we and the Lenders agreed to certain further amendments to our $20.0 million Credit Facility, the maturity date was extended from January 1, 2020 to January 31, 2022, and the prior monthly principal payments were deferred until the new maturity date of January 31, 2022.  As a result, the $15.0 million principal amounts reported as current-portion of long-term debt at October 31, 2018, representing principal amounts due over the then next 12 months from October 31, 2018, was removed from our capital resource requirement for the then next 12 months.

Our reliance on equity and debt financings is expected to continue for the foreseeable future, and their availability whenever such additional financing is required, will be dependent on many factors beyond our control including, but not limited to, the market price of uranium, the continuing public support of nuclear power as a viable source of electrical generation, the volatility in the global financial markets affecting our stock price and the status of the worldwide economy, any one of which may cause significant challenges in our ability to access additional financing, including access to the equity and credit markets.  We may also be required to seek other forms of financing, such as asset divestitures or joint venture arrangements to continue advancing our uranium projects which would depend entirely on finding a suitable third party willing to enter into such an arrangement, typically involving an assignment of a percentage interest in the mineral project.

Our long-term success, including the recoverability of the carrying values of our assets and our ability to acquire additional uranium projects and continue with exploration and pre-extraction activities and mining activities on our existing uranium projects, will depend ultimately on our ability to achieve and maintain profitability and positive cash flow from our operations by establishing ore bodies that contain commercially recoverable uranium and to develop these into profitable mining activities.  The economic viability of our mining activities, including the expected duration and profitability of the Palangana Mine and of any future satellite ISR mines, such as the Burke Hollow and Goliad Projects, located within the South Texas Uranium Belt, and the Reno Creek Project located in the Powder River Basin, Wyoming, and our projects in Canada and in the Republic of Paraguay, have many risks and uncertainties.  These include, but are not limited to: (i) a significant, prolonged decrease in the market price of uranium and titanium minerals; (ii) difficulty in marketing and/or selling uranium concentrates; (iii) significantly higher than expected capital costs to construct the mine and/or processing plant; (iv) significantly higher than expected extraction costs; (v) significantly lower than expected mineral extraction; (vi) significant delays, reductions or stoppages of uranium extraction activities; and (vi) the introduction of significantly more stringent regulatory laws and regulations.  Our mining activities may change as a result of any one or more of these risks and uncertainties and there is no assurance that any ore body that we extract mineralized materials from will result in achieving and maintaining profitability and developing positive cash flow.

Our operations are capital intensive and we will require significant additional financing to acquire additional mineral projects and continue with our exploration and pre-extraction activities on our existing projects.

Our operations are capital intensive and future capital expenditures are expected to be substantial.  We will require significant additional financing to fund our operations, including acquiring additional projects and continuing with our exploration and pre-extraction activities which include assaying, drilling, geological and geochemical analysis and mine construction costs.  In the absence of such additional financing we would not be able to fund our operations or continue with our exploration and pre-extraction activities, which may result in delays, curtailment or abandonment of any one or all of our projects.

If we are unable to service our indebtedness, we may be faced with accelerated repayments or lose the assets securing our indebtedness.  Furthermore, restrictive covenants governing our indebtedness may restrict our ability to pursue our business strategies.

On December 5, 2018, we entered into the Third Amended and Restated Credit Agreement with our Lenders under which we had previously drawn down the maximum $20.0 million in principal.  The Credit Facility requires monthly interest payments calculated at 8% per annum and other periodic fees.  Our ability to continue making these scheduled payments will be dependent on and may change as a result of our financial condition and operating results.  Failure to make any of these scheduled payments will put us in default with the Credit Facility which, if not addressed or waived, could require accelerated repayment of our indebtedness and/or enforcement by the Lenders against our assets.  Enforcement against our assets would have a material adverse effect on our financial condition and operating results.

Furthermore, our Credit Facility includes restrictive covenants that, among other things, limit our ability to sell our assets or to incur additional indebtedness other than permitted indebtedness, which may restrict our ability to pursue certain business strategies from time to time.  If we do not comply with these restrictive covenants, we could be in default which, if not addressed or waived, could require accelerated repayment of our indebtedness and/or enforcement by the Lenders against our assets.

Our uranium extraction and sales history is limited, with our uranium extraction to date originating from a single uranium mine.  Our ability to continue generating revenue is subject to a number of factors, any one or more of which may adversely affect our financial condition and operating results.

We have a limited history of uranium extraction and generating revenue.  In November 2010, we commenced uranium extraction at the Palangana Mine, which has been our sole source of U3O8 sold to generate the revenues during Fiscal 2015, Fiscal 2013 and Fiscal 2012 of $3.1 million, $9.0 million and $13.8 million, respectively, with no revenues from sales of U3O8 generated during Fiscal 2019, Fiscal 2018, Fiscal 2017, Fiscal 2016, Fiscal 2014 or for any periods prior to Fiscal 2012.

During Fiscal 2019, we continued to operate the Palangana Mine at a reduced pace since implementing our strategic plan in September 2013 to align our operations to a weak uranium commodity market in a challenging post-Fukushima environment.  This strategy has included the deferral of major pre-extraction expenditures and remaining in a state of operational readiness in anticipation of a recovery in uranium prices.  Our ability to continue generating revenue from the Palangana Mine is subject to a number of factors which include, but are not limited to: (i) a significant, prolonged decrease in the market price of uranium; (ii) difficulty in marketing and/or selling uranium concentrates; (iii) significantly higher than expected capital costs to construct the mine and/or processing plant; (iv) significantly higher than expected extraction costs; (v) significantly lower than expected uranium extraction; (vi) significant delays, reductions or stoppages of uranium extraction activities; and (vii) the introduction of significantly more stringent regulatory laws and regulations.  Furthermore, continued mining activities at the Palangana Mine will eventually deplete the Palangana Mine or cause such activities to become uneconomical, and if we are unable to directly acquire or develop existing uranium projects, such as our Burke Hollow and Goliad Projects, into additional uranium mines from which we can commence uranium extraction, it will negatively impact our ability to generate revenues.  Any one or more of these occurrences may adversely affect our financial condition and operating results.

Exploration and pre-extraction programs and mining activities are inherently subject to numerous significant risks and uncertainties, and actual results may differ significantly from expectations or anticipated amounts.  Furthermore, exploration programs conducted on our projects may not result in the establishment of ore bodies that contain commercially recoverable uranium.

Exploration and pre-extraction programs and mining activities are inherently subject to numerous significant risks and uncertainties, with many beyond our control and including, but not limited to: (i) unanticipated ground and water conditions and adverse claims to water rights; (ii) unusual or unexpected geological formations; (iii) metallurgical and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected ore grades; (vi) industrial accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) availability of contractors and labor; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or processes to operate in accordance with specifications or expectations.  These risks and uncertainties could result in: (i) delays, reductions or stoppages in our mining activities; (ii) increased capital and/or extraction costs; (iii) damage to, or destruction of, our mineral projects, extraction facilities or other properties; (iv) personal injuries; (v) environmental damage; (vi) monetary losses; and (vii) legal claims.

Success in mineral exploration is dependent on many factors, including, without limitation, the experience and capabilities of a company’s management, the availability of geological expertise and the availability of sufficient funds to conduct the exploration program.  Even if an exploration program is successful and commercially recoverable material is established, it may take a number of years from the initial phases of drilling and identification of the mineralization until extraction is possible, during which time the economic feasibility of extraction may change such that the material ceases to be economically recoverable.  Exploration is frequently non-productive due, for example, to poor exploration results or the inability to establish ore bodies that contain commercially recoverable material, in which case the project may be abandoned and written-off.  Furthermore, we will not be able to benefit from our exploration efforts and recover the expenditures that we incur on our exploration programs if we do not establish ore bodies that contain commercially recoverable material and develop these projects into profitable mining activities, and there is no assurance that we will be successful in doing so for any of our projects.

Whether an ore body contains commercially recoverable material depends on many factors including, without limitation: (i) the particular attributes, including material changes to those attributes, of the ore body such as size, grade, recovery rates and proximity to infrastructure; (ii) the market price of uranium, which may be volatile; and (iii) government regulations and regulatory requirements including, without limitation, those relating to environmental protection, permitting and land use, taxes, land tenure and transportation.

We have not established proven or probable reserves through the completion of a “final” or “bankable” feasibility study for any of our projects, including the Palangana Mine.  Furthermore, we have no plans to establish proven or probable reserves for any of our uranium projects for which we plan on utilizing ISR mining, such as the Palangana Mine.  Since we commenced extraction of mineralized materials from the Palangana Mine without having established proven or probable reserves, it may result in our mining activities at the Palangana Mine, and at any future projects for which proven or probable reserves are not established, being inherently riskier than other mining activities for which proven or probable reserves have been established.

We have established the existence of mineralized materials for certain projects, including the Palangana Mine.  We have not established proven or probable reserves, as defined by the SEC under Industry Guide 7, through the completion of a “final” or “bankable” feasibility study for any of our projects, including the Palangana Mine.  Furthermore, we have no plans to establish proven or probable reserves for any of our projects for which we plan on utilizing ISR mining, such as the Palangana Mine.  Since we commenced uranium extraction at the Palangana Mine without having established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated.  Any mineralized materials established or extracted from the Palangana Mine should not in any way be associated with having established or produced from proven or probable reserves.

Since we are in the Exploration Stage, pre-production expenditures including those related to pre-extraction activities are expensed as incurred, the effects of which may result in our consolidated financial statements not being directly comparable to the financial statements of companies in the Production Stage.

Despite the fact that we commenced uranium extraction at the Palangana Mine in November 2010, we remain in the Exploration Stage as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established, which may never occur.  We prepare our consolidated financial statements in accordance with U.S. GAAP under which acquisition costs of mineral rights are initially capitalized as incurred while pre-production expenditures are expensed as incurred until such time we exit the Exploration Stage.  Expenditures relating to exploration activities are expensed as incurred and expenditures relating to pre-extraction activities are expensed as incurred until such time proven or probable reserves are established for that uranium project, after which subsequent expenditures relating to mine development activities for that particular project are capitalized as incurred.

We have neither established nor have any plans to establish proven or probable reserves for our uranium projects for which we plan on utilizing ISR mining, such as the Palangana Mine.  Companies in the Production Stage as defined by the SEC under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold.  As we are in the Exploration Stage, it has resulted in us reporting larger losses than if we had been in the Production Stage due to the expensing, instead of capitalization, of expenditures relating to ongoing mill and mine pre-extraction activities.  Additionally, there would be no corresponding amortization allocated to our future reporting periods since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if we had been in the Production Stage.  Any capitalized costs, such as acquisition costs of mineral rights, are depleted over the estimated extraction life using the straight-line method.  As a result, our consolidated financial statements may not be directly comparable to the financial statements of companies in the Production Stage.

Estimated costs of future reclamation obligations may be significantly exceeded by actual costs incurred in the future.  Furthermore, only a portion of the financial assurance required for the future reclamation obligations has been funded.

We are responsible for certain remediation and decommissioning activities in the future primarily for our Hobson Processing Facility, Palangana Mine, Reno Creek Project and Alto Paraná Project and have recorded a liability of $4.2 million on our balance sheet at April 30, 2019, to recognize the present value of the estimated costs of such reclamation obligations.  Should the actual costs to fulfill these future reclamation obligations materially exceed these estimated costs, it may have an adverse effect on our financial condition and operating results, including not having the financial resources required to fulfill such obligations when required to do so.

During Fiscal 2015, we secured $5.6 million of surety bonds as an alternate source of financial assurance for the estimated costs of the reclamation obligations of our Hobson Processing Facility and Palangana Mine, of which we have $1.7 million funded and held as restricted cash for collateral purposes as required by the surety.  We may be required at any time to fund the remaining $3.9 million or any portion thereof for a number of reasons including, but not limited to, the following: (i) the terms of the surety bonds are amended, such as an increase in collateral requirements; (ii) we are in default with the terms of the surety bonds; (iii) the surety bonds are no longer acceptable as an alternate source of financial assurance by the regulatory authorities; or (iv) the surety encounters financial difficulties.  Should any one or more of these events occur in the future, we may not have the financial resources to fund the remaining amount or any portion thereof when required to do so.

We do not insure against all of the risks we face in our operations.

In general, where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations.  We currently maintain insurance against certain risks including securities and general commercial liability claims and certain physical assets used in our operations, subject to exclusions and limitations, however, we do not maintain insurance to cover all of the potential risks and hazards associated with our operations.  We may be subject to liability for environmental, pollution or other hazards associated with our exploration, pre-extraction and extraction activities, which we may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of high premiums or other reasons.  Furthermore, we cannot provide assurance that any insurance coverage we currently have will continue to be available at reasonable premiums or that such insurance will adequately cover any resulting liability.

Acquisitions that we may make from time to time could have an adverse impact on us.

From time to time, we examine opportunities to acquire additional mining assets and businesses.  Any acquisition that we may choose to complete may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks.  Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of our Company.  Any acquisitions would be accompanied by risks which could have a material adverse effect on our business.  For example: (i) there may be a significant change in commodity prices after we have committed to complete the transaction and established the purchase price or exchange ratio; (ii) a material ore body may prove to be below expectations; (iii) we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; (iv) the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, customers, suppliers and contractors; and (v) the acquired business or assets may have unknown liabilities which may be significant.  In the event that we choose to raise debt capital to finance any such acquisition, our leverage will be increased.  If we choose to use equity as consideration for such acquisition, existing shareholders may suffer dilution.  Alternatively, we may choose to finance any such acquisition with our existing resources.  There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

The uranium industry is subject to numerous stringent laws, regulations and standards, including environmental protection laws and regulations.  If any changes occur that would make these laws, regulations and standards more stringent, it may require capital outlays in excess of those anticipated or cause substantial delays, which would have a material adverse effect on our operations.

Uranium exploration and pre-extraction programs and mining activities are subject to numerous stringent laws, regulations and standards at the federal, state and local levels governing permitting, pre-extraction, extraction, exports, taxes, labor standards, occupational health, waste disposal, protection and reclamation of the environment, protection of endangered and protected species, mine safety, hazardous substances and other matters.  Our compliance with these requirements requires significant financial and personnel resources.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may change or be applied or interpreted in a manner which may also have a material adverse effect on our operations.  The actions, policies or regulations, or changes thereto, of any government body or regulatory agency or special interest group, may also have a material adverse effect on our operations.

Uranium exploration and pre-extraction programs and mining activities are subject to stringent environmental protection laws and regulations at the federal, state, and local levels.  These laws and regulations include permitting and reclamation requirements, regulate emissions, water storage and discharges and disposal of hazardous wastes.  Uranium mining activities are also subject to laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods.  Various permits from governmental and regulatory bodies are required for mining to commence or continue, and no assurance can be provided that required permits will be received in a timely manner.

Our compliance costs including the posting of surety bonds associated with environmental protection laws and regulations and health and safety standards have been significant to date and are expected to increase in scale and scope as we expand our operations in the future.  Furthermore, environmental protection laws and regulations may become more stringent in the future, and compliance with such changes may require capital outlays in excess of those anticipated or cause substantial delays, which would have a material adverse effect on our operations.

To the best of our knowledge, our operations are in compliance, in all material respects, with all applicable laws, regulations and standards.  If we become subject to liability for any violations, we may not be able or may elect not to insure against such risk due to high insurance premiums or other reasons.  Where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations.  However, we cannot provide any assurance that such insurance will continue to be available at reasonable premiums or that such insurance will be adequate to cover any resulting liability.

We may not be able to obtain, maintain or amend rights, authorizations, licenses, permits or consents required for our operations.

Our exploration and mining activities are dependent upon the grant of appropriate rights, authorizations, licences, permits and consents, as well as continuation and amendment of these rights, authorizations, licences, permits and consents already granted, which may be granted for a defined period of time, or may not be granted or may be withdrawn or made subject to limitations.  There can be no assurance that all necessary rights, authorizations, licences, permits and consents will be granted to us, or that authorizations, licences, permits and consents already granted will not be withdrawn or made subject to limitations.

Major nuclear incidents may have adverse effects on the nuclear and uranium industries.

The nuclear incident that occurred in Japan in March 2011 had significant and adverse effects on both the nuclear and uranium industries.  If another nuclear incident were to occur, it may have further adverse effects for both industries.  Public opinion of nuclear power as a source of electrical generation may be adversely affected, which may cause governments of certain countries to further increase regulation for the nuclear industry, reduce or abandon current reliance on nuclear power or reduce or abandon existing plans for nuclear power expansion.  Any one of these occurrences has the potential to reduce current and/or future demand for nuclear power, resulting in lower demand for uranium and lower market prices for uranium, adversely affecting the operations and prospects of us.  Furthermore, the growth of the nuclear and uranium industries is dependent on continuing and growing public support of nuclear power as a viable source of electrical generation.

The marketability of uranium concentrates will be affected by numerous factors beyond our control which may result in our inability to receive an adequate return on our invested capital.

The marketability of uranium concentrates extracted by us will be affected by numerous factors beyond our control.  These factors include macroeconomic factors, fluctuations in the market price of uranium, governmental regulations, land tenure and use, regulations concerning the importing and exporting of uranium and environmental protection regulations.  The future effects of these factors cannot be accurately predicted, but any one or a combination of these factors may result in our inability to receive an adequate return on our invested capital.

The titanium industry is affected by global economic factors, including risks associated with volatile economic conditions, and the market for many titanium products is cyclical and volatile, and we may experience depressed market conditions for such products.

Titanium is used in many “quality of life” products for which demand historically has been linked to global, regional and local GDP and discretionary spending, which can be negatively impacted by regional and world events or economic conditions.  Such events are likely to cause a decrease in demand for products and, as a result, may have an adverse effect on our results of operations and financial condition.  The timing and extent of any changes to currently prevailing market conditions is uncertain, and supply and demand may be unbalanced at any time.  Uncertain economic conditions and market instability make it particularly difficult for us to forecast demand trends.  As a consequence, we may not be able to accurately predict future economic conditions or the effect of such conditions on our financial condition or results of operations.  We can give no assurances as to the timing, extent or duration of the current or future economic cycles impacting the industries in which we operate.

Historically, the market for large volume titanium applications, including coatings, paper and plastics, has experienced alternating periods of tight supply, causing prices and margins to increase, followed by periods of lower capacity utilization resulting in declining prices and margins.  The volatility this market experiences occurs as a result of significant changes in the demand for products as a consequence of global economic activity and changes in customers’ requirements.  The supply-demand balance is also impacted by capacity additions or reductions that result in changes of utilization rates.  In addition, titanium margins are impacted by significant changes in major input costs such as energy and feedstock.  Demand for titanium depends in part on the housing and construction industries.  These industries are cyclical in nature and have historically been impacted by downturns in the economy.  In addition, pricing may affect customer inventory levels as customers may from time to time accelerate purchases of titanium in advance of anticipated price increases or defer purchases of titanium in advance of anticipated price decreases.  The cyclicality and volatility of the titanium industry results in significant fluctuations in profits and cash flow from period to period and over the business cycle.

The uranium and titanium industries are highly competitive and we may not be successful in acquiring additional projects.

The uranium industry is highly competitive, and our competition includes larger, more established companies with longer operating histories that not only explore for and produce uranium, but also market uranium and other products on a regional, national or worldwide basis.  Due to their greater financial and technical resources, we may not be able to acquire additional uranium projects in a competitive bidding process involving such companies.  Additionally, these larger companies have greater resources to continue with their operations during periods of depressed market conditions.

The titanium industry is concentrated and highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources or those that are vertically integrated, which could have a material adverse effect on our business, results of operations and financial condition.

The global titanium market is highly competitive, with the top six producers accounting for approximately 60% of the world’s production capacity.  Competition is based on a number of factors, such as price, product quality and service.  Among our competitors are companies that are vertically-integrated (those that have their own raw material resources).  Changes in the competitive landscape could make it difficult for us to retain our competitive position in various products and markets throughout the world.  Our competitors with their own raw material resources may have a competitive advantage during periods of higher raw material prices.  In addition, some of the companies with whom we compete may be able to produce products more economically than we can.  Furthermore, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development.

We hold mineral rights in foreign jurisdictions which could be subject to additional risks due to political, taxation, economic and cultural factors.

We hold certain mineral rights located in the Republic of Paraguay through Piedra Rica Mining S.A., Transandes Paraguay S.A., Trier S.A. and Metalicos Y No Metalicos S.R.L., which are incorporated in Paraguay.  Operations in foreign jurisdictions outside of the United States and Canada, especially in developing countries, may be subject to additional risks as they may have different political, regulatory, taxation, economic and cultural environments that may adversely affect the value or continued viability of our rights.  These additional risks include, but are not limited to: (i) changes in governments or senior government officials; (ii) changes to existing laws or policies on foreign investments, environmental protection, mining and ownership of mineral interests; (iii) renegotiation, cancellation, expropriation and nationalization of existing permits or contracts; (iv) foreign currency controls and fluctuations; and (v) civil disturbances, terrorism and war.

In the event of a dispute arising at our foreign operations in Paraguay, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts in the United States or Canada.  We may also be hindered or prevented from enforcing our rights with respect to a government entity or instrumentality because of the doctrine of sovereign immunity.  Any adverse or arbitrary decision of a foreign court may have a material and adverse impact on our business, prospects, financial condition and results of operations.

The title to our mineral property interests may be challenged.

Although we have taken reasonable measures to ensure proper title to our interests in mineral properties and other assets, there is no guarantee that the title to any of such interests will not be challenged.  No assurance can be given that we will be able to secure the grant or the renewal of existing mineral rights and tenures on terms satisfactory to us, or that governments in the jurisdictions in which we operate will not revoke or significantly alter such rights or tenures or that such rights or tenures will not be challenged or impugned by third parties, including local governments, aboriginal peoples or other claimants.  The Company has had communications and filings with the Ministry of Public Works and Communications (“MOPC”), the mining regulator in Paraguay, whereby the MOPC is taking the position that certain concessions forming part of the Company’s Yuty and Alto Parana projects are not eligible for extension as to exploration or continuation to exploitation in their current stages.  While the Company remains fully committed to its development path forward in Paraguay, it caused its legal counsel to file an appeal in Paraguay to reverse the MOPC’s position in order to protect the Company’s continuing rights in those concessions.  In the interim the Company also continues to conduct its business in a manner to comply with all applicable mining laws in Paraguay.  Our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects.  A successful challenge to the precise area and location of our claims could result in us being unable to operate on our properties as permitted or being unable to enforce our rights with respect to our properties.

Due to the nature of our business, we may be subject to legal proceedings which may divert management’s time and attention from our business and result in substantial damage awards.

Due to the nature of our business, we may be subject to numerous regulatory investigations, securities claims, civil claims, lawsuits and other proceedings in the ordinary course of our business including those described under Item 1. Legal Proceedings in our Form 10-Q Quarterly Report for the period ended April 30, 2019.  The outcome of these lawsuits is uncertain and subject to inherent uncertainties, and the actual costs to be incurred will depend upon many unknown factors.  We may be forced to expend significant resources in the defense of these suits, and we may not prevail.  Defending against these and other lawsuits in the future may not only require us to incur significant legal fees and expenses, but may become time-consuming for us and detract from our ability to fully focus our internal resources on our business activities.  The results of any legal proceeding cannot be predicted with certainty due to the uncertainty inherent in litigation, the difficulty of predicting decisions of regulators, judges and juries and the possibility that decisions may be reversed on appeal.  There can be no assurances that these matters will not have a material adverse effect on our business, financial position or operating results.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success is dependent on the efforts, abilities and continued service of certain senior officers and key employees and consultants.  A number of our key employees and consultants have significant experience in the uranium industry.  A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire a suitable replacement.

Certain directors and officers may be subject to conflicts of interest.

The majority of our directors and officers are involved in other business ventures including similar capacities with other private or publicly-traded companies.  Such individuals may have significant responsibilities to these other business ventures, including consulting relationships, which may require significant amounts of their available time.  Conflicts of interest may include decisions on how much time to devote to our business affairs and what business opportunities should be presented to us.  Our Code of Business Conduct for Directors, Officers and Employees provides for guidance on conflicts of interest.

The laws of the State of Nevada and our Articles of Incorporation may protect our directors and officers from certain types of lawsuits.

The laws of the State of Nevada provide that our directors and officers will not be liable to our Company or to our stockholders for monetary damages for all but certain types of conduct as directors and officers.  Our Bylaws provide for broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law.  These indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, and may have the effect of preventing stockholders from recovering damages against our directors and officers caused by their negligence, poor judgment or other circumstances.

Several of our directors and officers are residents outside of the United States, and it may be difficult for stockholders to enforce within the United States any judgments obtained against such directors or officers.

Several of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside of the United States.  As a result, it may be difficult for investors to effect service of process on such directors and officers, or enforce within the United States any judgments obtained against such directors and officers, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.  Consequently, stockholders may be effectively prevented from pursuing remedies against such directors and officers under United States federal securities laws.  In addition, stockholders may not be able to commence an action in a Canadian court predicated upon the civil liability provisions under United States federal securities laws.  The foregoing risks also apply to those experts identified in this document that are not residents of the United States.

Disclosure controls and procedures and internal control over financial reporting, no matter how well designed and operated, are designed to obtain reasonable, and not absolute, assurance as to its reliability and effectiveness.

Management’s evaluation on the effectiveness of disclosure controls and procedures is designed to ensure that information required for disclosure in our public filings is recorded, processed, summarized and reported on a timely basis to our senior management, as appropriate, to allow timely decisions regarding required disclosure.

Management’s report on internal control over financial reporting is designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use and transactions are properly recorded and reported.  However, any system of controls, no matter how well designed and operated, is based in part upon certain assumptions designed to obtain reasonable, and not absolute, assurance as to its reliability and effectiveness.  Any failure to maintain effective disclosure controls and procedures in the future may result in our inability to continue meeting our reporting obligations in a timely manner, qualified audit opinions or restatements of our financial reports, any one of which may affect the market price for our common stock and our ability to access the capital markets.

Risks Related to Our Common Stock

Historically, the market price of our common stock has been and may continue to fluctuate significantly.

On September 28, 2007, our common stock commenced trading on the NYSE American (formerly known as the American Stock Exchange, the NYSE Amex Equities Exchange and the NYSE MKT) and prior to that, traded on the OTC Bulletin Board.

The global markets have experienced significant and increased volatility in the past and have been impacted by the effects of mass sub-prime mortgage defaults and liquidity problems of the asset-backed commercial paper market, resulting in a number of large financial institutions requiring government bailouts or filing for bankruptcy.  The effects of these past events and any similar events in the future may continue to or further affect the global markets, which may directly affect the market price of our common stock and our accessibility for additional financing.  Although this volatility may be unrelated to specific company performance, it can have an adverse effect on the market price of our shares which, historically, has fluctuated significantly and may continue to do so in the future.

In addition to the volatility associated with general economic trends and market conditions, the market price of our common stock could decline significantly due to the impact of any one or more events, including, but not limited to, the following: (i) volatility in the uranium market; (ii) occurrence of a major nuclear incident such as the events in Fukushima in March 2011; (iii) changes in the outlook for the nuclear power and uranium industries; (iv) failure to meet market expectations on our exploration, pre-extraction or extraction activities, including abandonment of key uranium projects; (v) sales of a large number of our shares held by certain stockholders including institutions and insiders; (vi) downward revisions to previous estimates on us by analysts; (vii) removal from market indices; (viii) legal claims brought forth against us; and (ix) introduction of technological innovations by competitors or in competing technologies.

A prolonged decline in the market price of our common stock could affect our ability to obtain additional financing which would adversely affect our operations.

Historically, we have relied on equity financing and more recently, on debt financing, as primary sources of financing.  A prolonged decline in the market price of our common stock or a reduction in our accessibility to the global markets may result in our inability to secure additional financing which would have an adverse effect on our operations.

Additional issuances of our common stock may result in significant dilution to our existing shareholders and reduce the market value of their investment.

We are authorized to issue 750,000,000 shares of common stock of which 180,562,286 shares were issued and outstanding as of April 30, 2019.  Future issuances for financings, mergers and acquisitions, exercise of stock options and share purchase warrants and for other reasons may result in significant dilution to and be issued at prices substantially below the price paid for our shares held by our existing stockholders.  Significant dilution would reduce the proportionate ownership and voting power held by our existing stockholders and may result in a decrease in the market price of our shares.

We filed the 2017 Shelf, which was declared effective on March 10, 2017, providing for the public offer and sale of certain securities of our Company from time to time, at our discretion, up to an aggregate offering amount of $100 million.

As at April 7, 2019, a total of $68.4 million of the 2017 Shelf was utilized through the registration of our shares of common stock underlying outstanding common share purchase warrants from previous registered offerings with a remaining available balance of $31.6 million under the 2017 Shelf.  On April 8, 2019 we filed an additional  Form S-3 shelf registration statement pursuant to Rule 462(b) of the Securities Act, which became effective upon filing on April 8, 2019, providing for the public offer and sale of certain additional securities of our Company from time to time, at our discretion, under the 2017 Shelf, of up to an aggregate offering amount of an additional $6.3 million; then bringing the balance remaining under the 2017 Shelf to $37.9 million to be sold under the ATM.

We are subject to the Continued Listing Criteria of the NYSE American and our failure to satisfy these criteria may result in delisting of our common stock.

Our common stock is currently listed on the NYSE American.  In order to maintain this listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders’ equity and a minimum number of public shareholders.  In addition to these objective standards, the NYSE American may delist the securities of any issuer: (i) if, in its opinion, the issuer’s financial condition and/or operating results appear unsatisfactory; (ii) if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE American inadvisable; (iii) if the issuer sells or disposes of principal operating assets or ceases to be an operating company; (iv) if an issuer fails to comply with the NYSE American’s listing requirements; (v) if an issuer’s common stock sells at what the NYSE American considers a “low selling price” and the issuer fails to correct this via a reverse split of shares after notification by the NYSE American; or (vi) if any other event occurs or any condition exists which makes continued listing on the NYSE American, in its opinion, inadvisable.

If the NYSE American delists our common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities and an inability for us to obtain additional financing to fund our operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that are and will be incorporated by reference into this prospectus, include statements and information about our strategy, objectives, plans and expectations for the future that are not statements or information of historical fact.  These statements and information are considered to be forward-looking statements, or forward-looking information, within the meaning of and under the protection provided by the safe harbor provision for forward-looking statements as contained in the Private Securities Litigation Reform Act of 1995 and similar Canadian securities laws.

Forward-looking statements, and any estimates and assumptions upon which they are based, are made in good faith and reflect our views and expectations for the future as of the date of such statements, which can change significantly.  Furthermore, forward-looking statements are subject to known and unknown risks and uncertainties which may cause actual results, performance, achievements or events to be materially different from any future results, performance, achievements or events implied, suggested or expressed by such forward-looking statements.  Accordingly, forward-looking statements in this prospectus or in any documents incorporated by reference into this prospectus should not be unduly relied upon.

Forward-looking statements may be based on a number of material estimates and assumptions, of which any one or more may prove to be incorrect.  Forward-looking statements may be identifiable by terminology concerning the future, such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “forecast”, “intend”, “goal”, “likely”, “may”, “might”, “outlook”, “plan”, “predict”, “potential”, “project”, “should”, “schedule”, “strategy”, “target”, “will” or “would”, and similar expressions or variations thereof including the negative use of such terminology.  Examples in this prospectus or in any documents incorporated by reference into this prospectus include, but are not limited to, such forward-looking statements reflecting or pertaining to:

•our overall strategy, objectives, plans and expectations for Fiscal 2019 and beyond;

•our expectations for worldwide nuclear power generation and future uranium supply and demand, including long-term market prices for U3O8;

•our belief and expectations of ISR mining for our uranium projects, where applicable;

•our estimation of mineralized materials, which are based on certain estimates and assumptions, and the economics of future production for our uranium projects including the Palangana Mine;

•our plans and expectations including anticipated expenditures relating to exploration, pre-extraction, extraction and reclamation activities for our uranium projects including the Palangana Mine;

•our ability to obtain, maintain and amend, within a reasonable period of time, required rights, permits and licenses from landowners, governments and regulatory authorities;

•our ability to obtain adequate additional financing including access to the equity and credit markets;

•our ability to remain in compliance with the terms of our indebtedness; and

•our belief and expectations including the possible impact of any legal proceedings or regulatory actions against the Company.

Forward-looking statements, and any estimates and assumptions upon which they are based, are made as of the date of this prospectus or the date of any documents incorporated by reference into this prospectus, as applicable, and we do not intend or undertake to revise, update or supplement any forward-looking statements to reflect actual results, future events or changes in estimates and assumptions or other factors affecting such forward-looking statements, except as required by applicable securities laws.  Should one or more forward-looking statements be revised, updated or supplemented, no inference should be made that we will revise, update or supplement any other forward looking statements.

Forward-looking statements are subject to known and unknown risks and uncertainties.  As discussed in more detail under “Risk Factors” in this prospectus, we have identified a number of material risks and uncertainties which reflect our outlook and conditions known to us as of the date of this prospectus, including but not limited to the following:

•our limited financial and operating history;

•our need for additional financing;

•our ability to service our indebtedness;

•our limited uranium extraction and sales history;

•our operations are inherently subject to numerous significant risks and uncertainties, many are beyond our control;

•our exploration activities on our mineral properties may not result in commercially recoverable quantities of uranium;

•limits to our insurance coverage;

•the level of government regulation, including environmental regulation;

•changes in governmental regulation and administrative practices;

•nuclear incidents;

•the marketability of uranium concentrates;

•the competitive environment in which we operate;

•our dependence on key personnel; and

•conflicts of interest of our directors and officers.

Any one of the foregoing material risks and uncertainties has the potential to cause actual results, performance, achievements or events to be materially different from any future results, performance, achievements or events implied, suggested or expressed by any forward-looking statements made by us or by persons acting on our behalf.  Furthermore, there is no assurance that we will be successful in preventing the material adverse effects that any one or more of these material risks and uncertainties may cause on our business, prospects, financial condition and operating results, or that the foregoing list represents a complete list of the material risks and uncertainties facing us.  There may be additional risks and uncertainties of a material nature that, as of the date of this prospectus, we are unaware of or that we consider immaterial that may become material in the future, any one or more of which may result in a material adverse effect on us.

Forward-looking statements made by us or by persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary information.

INFORMATION ABOUT THE OFFERING

This reoffer prospectus relates to 25,785,623 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by certain Eligible Participants under our 2019 Stock Incentive Plan for their own account.  Eligible Participants in our 2019 Stock Incentive Plan consist of employees, directors, officers and consultants of our Company or its related entities.  Selling stockholders will consist of those Eligible Participants who are “affiliates” of our company, as defined in Rule 405 under the Securities Act.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common shares by the selling stockholders pursuant to this prospectus. All of the 25,785,623 common shares which may be offered pursuant to this reoffer prospectus underlie awards that have been or may be granted under our 2019 Stock Incentive Plan.  We will receive proceeds from the exercise of any stock options that may be granted under the 2019 Stock Incentive Plan.  The exercise or purchase price per share, if any, of each award may not be less than the Fair Market Value (as defined in the 2019 Stock Incentive Plan) of our Company’s common stock on the date of the grant.  All proceeds, if any, from the exercise of these future options will be added to our working capital.

The selling stockholders will receive all proceeds from the sales of these shares, and they will pay any and all expenses incurred by them for brokerage, accounting or tax services (or any other expenses incurred by them in disposing of their shares).

DILUTION

Because the selling stockholders who offer and sell shares of common stock covered by this reoffer prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this reoffer prospectus information about the dilution (if any) to the public arising from these sales.

SELLING STOCKHOLDERS

On June 6, 2019, our Board of Directors authorized and approved the adoption of the Company’s 2019 Stock Incentive Plan, under which an aggregate of 25,785,623 of our shares may be issued.  The 2019 Stock Incentive Plan supersedes and replaces the Company’s 2018 Stock Incentive Plan, dated as originally ratified by the Board of Directors on May 30, 2018, as ratified by the shareholders of the Company at the Company’s annual general meeting held last year on July 19, 2018.

The 2019 Stock Incentive Plan was ratified by the shareholders of the Company at the Company’s annual general meeting held on July 31, 2019.

The purpose of the 2019 Stock Incentive Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The 2019 Stock Incentive Plan is to be administered by our Compensation Committee which shall determine, among other things: (i) the persons to be granted awards under the 2019 Stock Incentive Plan; (ii) the number of shares or amount of other awards to be granted; and (iii) the terms and conditions of the awards granted.  The Company may issue restricted shares, options, stock appreciation rights, deferred stock rights and dividend equivalent rights, among others, under the 2019 Stock Incentive Plan.  As indicated above, an aggregate of 25,785,623 of our shares may be issued pursuant to the grant of awards under the 2019 Stock Incentive Plan.  19,785,623 of such 25,785,623 shares are registered pursuant to prior Form S-8 registration statements filed by the Company.

The selling stockholders named in this prospectus in the table below are “affiliates” of our company (as defined in Rule 405 under the Securities Act).  Such selling stockholders are offering an aggregate of 8,884,398 shares offered through this prospectus, of which 873,333 shares are held by certain selling stockholders from the exercise of previously granted stock options, 4,603,000 shares are underlying stock options that we have granted to the selling stockholders, 2,053,065 shares are held by the selling stockholders from the grant of shares, 465,000 shares are underlying restricted stock units granted to certain selling stockholders and 890,000 shares are underlying performance based restricted stock units granted to certain selling stockholders, all pursuant to our 2019 Stock Incentive Plan as well as our prior stock incentive plans, which have been subsumed under our 2019 Stock Incentive Plan.

If, subsequent to the date of this reoffer prospectus, we grant any further awards under the 2019 Stock Incentive Plan to any Eligible Participants who are “affiliates” of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common shares held by each of the selling stockholders, including:

1.the number of common shares owned by each selling stockholder prior to this offering;

2.the total number of common shares that are to be offered by each selling stockholder;

3.the total number of common shares that will be owned by each selling stockholder upon completion of the offering;

4.the percentage owned by each selling stockholder; and

5.the identity of the beneficial holder of any entity that owns the common shares.

Information with respect to beneficial ownership is based upon information obtained from the selling stockholders.  Information with respect to “Shares Beneficially Owned Prior to the Offering” includes the shares issuable upon exercise of the stock options held by the selling stockholders as these options are exercisable within 60 days of the date hereof.

The “Number of Shares Being Offered” includes the common shares that have been or may be acquired by the selling stockholders pursuant to the exercise of stock options and the vesting of restricted stock units and performance based restricted stock units granted to the selling stockholders pursuant to our 2019 Stock Incentive Plan.  Information with respect to “Shares Beneficially Owned Upon Completion of the Offering” assumes the sale of all of the common shares offered by this prospectus and no other purchases or sales of our common shares by the selling stockholders.  Except as described below and to our knowledge, the named selling stockholder beneficially owns and has sole voting and investment power over all common shares or rights to these common shares.

	Shares Beneficially Owned Prior to the Offering(1)		Number of Shares Being Offered(2)	Shares Beneficially Owned Upon Completion of the Offering(1)
Name of Selling Stockholder	Number	Percent		Number	Percent
Directors and Executive Officers:
Amir Adnani President, Chief Executive Officer and a director	3,398,404(3)	1.87%	3,828,790	1,150,864	*
Spencer Abraham Chairman and a director	1,360,305(4)	*	1,490,305	Nil	Nil
Vincent Della Volpe A director	311,252(5)	*	470,835	Nil	Nil
David Kong A director	251,007(6)	*	299,470	15,287	*
Ganpat Mani A director	223,208(7)	*	256,424	30,534	*
Gloria Ballesta A director	155,053(8)	*	248,803	Nil	Nil
Pat Obara Secretary, Treasurer and Chief Financial Officer	599,467(9)	*	1,337,104	Nil	Nil
Scott Melbye Executive Vice President	755,593(10)	*	952,667	84,801	*
Directors and Executive Officers as a group (8 persons):	6,320,539(11)	3.44%	8,884,398	1,281,486	*

Notes:

*Less than one percent.

(1)Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of such security; and (ii) investment power, which includes the power to dispose or direct the disposition of the security.  Certain shares of common stock may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares of common stock are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.  In computing the percentage ownership of any person, the amount of shares of common stock outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.  As a result, the percentage of outstanding shares of common stock of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding as of the date hereof.  As of September 11, 2019, there were 181,254,219 shares of common stock of the Company issued and outstanding.

(2)Includes common stock underlying stock options, restricted stock units and performance based restricted stock units that will vest more than 60 days after the date hereof.

(3)This figure represents (i) 2,661,654 shares of common stock, (ii) 3,000 shares of common stock held of record by Mr. Adnani’s wife and (iii) stock options to purchase 733,750 shares of our common stock, which have vested or will vest within 60 days of the date hereof.

(4)This figure represents (i) 150,305 shares of common stock and (ii) stock options to purchase 1,210,000 shares of our common stock, which have vested or will vest within 60 days of the date hereof.

(5)This figure represents (i) 185,002 shares of common stock and (ii) stock options to purchase 126,250 shares of our common stock, which have vested or will vest within 60 days of the date hereof.

(6)This figure represents (i) 107,757 shares of common stock, (ii) 7,000 shares of common stock held of record by Mr. Kong’s wife and (iii) stock options to purchase 136,250 shares of our common stock, which have vested or will vest within 60 days of the date hereof.

(7)This figure represents (i) 111,958 shares of common stock and (ii) stock options to purchase 111,250 shares of our common stock, which have vested or will vest within 60 days of the date hereof.

(8)This figure represents (i) 38,803 shares of common stock and (ii) stock options to purchase 116,250 shares of our common stock, which have vested or will vest within 60 days of the date hereof.

(9)This figure represents (i) 356,467 shares of common stock and (ii) stock options to purchase 243,000 shares of our common stock, which have vested or will vest within 60 days of the date hereof.

(10)This figure represents (i) 277,468 shares of common stock and (ii) stock options to purchase 478,125 shares of our common stock, which have vested or will vest within 60 days of the date hereof.

(11)This figure represents (i) 3,899,414 shares of common stock and (ii) stock options to purchase 2,421,125 shares of our common stock, which have vested or will vest within 60 days of the date hereof.

PLAN OF DISTRIBUTION

2019 Stock Incentive Plan

On June 6, 2019, our Board of Directors authorized and approved the adoption of the Company’s 2019 Stock Incentive Plan, under which an aggregate of 25,785,623 of our shares may be issued.  The 2019 Stock Incentive Plan supersedes and replaces the Company’s 2018 Stock Incentive Plan, dated as originally ratified by the Board of Directors on May 30, 2018, as ratified by the shareholders of the Company at the Company’s annual general meeting held last year on July 19, 2018.

The 2019 Stock Incentive Plan was ratified by the shareholders of the Company at the Company’s annual general meeting held on July 31, 2019.

The purpose of the 2019 Stock Incentive Plan is to enhance our long-term stockholder value by offering opportunities to our directors, officers, employees and eligible consultants to acquire and maintain stock ownership in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service.

The 2019 Stock Incentive Plan is to be administered by our Compensation Committee which shall determine, among other things: (i) the persons to be granted awards under the 2019 Stock Incentive Plan; (ii) the number of shares or amount of other awards to be granted; and (iii) the terms and conditions of the awards granted.  The Company may issue restricted shares, options, stock appreciation rights, deferred stock rights and dividend equivalent rights, among others, under the 2019 Stock Incentive Plan.  As indicated above, an aggregate of 25,785,623 of our shares may be issued pursuant to the grant of awards under the 2019 Stock Incentive Plan.  19,785,623 of such 25,785,623 shares are registered pursuant to prior Form S-8 registration statements filed by the Company.

An award may not be exercised after the termination date of the award and may be exercised following the termination of an Eligible Participant’s continuous service only to the extent provided by the administrator under the 2019 Stock Incentive Plan.  If the administrator under the 2019 Stock Incentive Plan permits a participant to exercise an award following the termination of continuous service for a specified period, the award terminates to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever occurs first. In the event an Eligible Participant’s service has been terminated for “cause”, he or she shall immediately forfeit all rights to any of the awards outstanding.

The foregoing summary of the 2019 Stock Incentive Plan is not complete and is qualified in its entirety by reference to the 2019 Stock Incentive Plan.

Timing of Sales

Subject to the foregoing, the selling stockholders may offer and sell the shares covered by this prospectus at various times.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The sales price offered by the selling stockholders to the public may be:

1.the market price prevailing at the time of sale;

2.a price related to such prevailing market price; or

3.such other price as the selling stockholders determine from time to time.

The sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.ordinary brokerage transactions in which the broker solicits purchasers;

4.through options, swaps or derivatives;

5.privately negotiated transactions; or

6.in a combination of any of the above methods.

The selling stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares.  Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.  Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale.  The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

Broker-dealers may agree with a selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions.  In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares may be deemed to be “underwriters” within the meaning of the Securities Act.  In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

The selling stockholders must comply with the requirements of the Securities Act and the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) in the offer and sale of the common stock.  In particular we will advise the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.may not engage in any stabilization activities in connection with our common stock;

2.may not cover short sales by purchasing shares while the distribution is taking place; and

3.may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock.  These expenses include, but are not limited to, legal, accounting, printing and mailing fees.  The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in the Company, nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

McMillan LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

The consolidated financial statements of Uranium Energy Corp. appearing in Uranium Energy Corp.’s Annual Report (Form 10-K) for the year ended July 31, 2018, and the effectiveness of Uranium Energy Corp.’s internal control over financial reporting as of July 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which included, among other things, that the Company did not maintain effective internal control over financial reporting as of July 31, 2018, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), because of the effects of the material weakness described in such reports, included therein, and incorporated herein by reference.  Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Our management, with the participation of our Principal Executive Officer and Principal Financial Officer, has evaluated the effectiveness of our internal controls over financial reporting and disclosure controls and procedures (as such terms are defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the period covered by our Form 10-Q Quarterly Report for the nine months ended April 30, 2019 (the “Quarterly Report”), and, except for the remediation procedure described below which has not yet been fully tested, our Principal Executive Officer and Principal Financial Officer have concluded that, as of the end of the period covered by the Quarterly Report, our disclosure controls and procedures were effective.

In our assessment of the effectiveness of our Company’s internal control over financial reporting as at July 31, 2018, we identified a material weakness relating to a review control.  A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements could not be prevented or detected on a timely basis.  During our fiscal quarter ended January 31, 2019, in response to this material weakness, management implemented new control procedures to increase the precision level and documentation of review, and involvement and rigor in management review in procedures. Management will not consider the material weakness remediated until the remedial control procedures implemented operate for a period of time and the control procedures are tested to ensure they are operating effectively.  As the remediation has not yet been tested, our Principal Executive Officer and Principal Financial Officer have concluded that the disclosure controls and procedures cannot be deemed effective at a level that provides reasonable assurance as of the date of the Quarterly Report.

It should be noted that any system of controls is based in part upon certain assumptions designed to obtain reasonable (and not absolute) assurance as to its effectiveness, and there can be no assurance that any design will succeed in achieving its stated goals.  Except for the remediation procedure described above, there have been no other changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that occurred during our third quarter ended April 30, 2019, that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.

MATERIAL CHANGES

There have been no material changes in our affairs since the end of our last fiscal year on July 31, 2018 to the date of this prospectus, other than those changes that have been described in our Quarterly Reports on Form 10-Q for our fiscal quarters ended October 31, 2018, January 31, 2019 and April 30, 2019 that we filed with the SEC on December 10, 2018, March 12, 2019 and June 10, 2019, respectively, and in our Current Reports on Form 8-K that we furnished to the SEC on August 23, 2018, September 25, 2018, September 28, 2018, October 1, 2018, October 4, 2018, October 15, 2018, November 29, 2018, December 7, 2018, December 10, 2018, January 15, 2019, February 7, 2019, February 20, 2019, March 12, 2019, March 18, 2019, March 26, 2019, April 9, 2019, June 10, 2019, July 15, 2019 and August 1, 2019.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you be referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be a part of this prospectus, except for any information superseded by information in this prospectus.

The following documents filed by our Company with the SEC are incorporated herein by reference:

(a)our Annual Report on Form 10K for the fiscal year ended July 31, 2018 that we filed with the SEC on October 15, 2018;

(b)our Quarterly Report on Form 10-Q for our fiscal quarter ended October 31, 2018 that we filed with the SEC on December 10, 2018;

(c)our Quarterly Report on Form 10-Q for our fiscal quarter ended January 31, 2019 that we filed with the SEC on March 12, 2019;

(d)our Quarterly Report on Form 10-Q for our fiscal quarter ended April 30, 2019 that we filed with the SEC on June 10, 2019;

(e)our Current Report on Form 8-K that we filed with the SEC on August 23, 2018;

(f)our Current Report on Form 8-K that we filed with the SEC on September 25, 2018;

(g)our Current Report on Form 8-K that we filed with the SEC on September 28, 2018;

(h)our Current Report on Form 8-K that we filed with the SEC on October 1, 2018;

(i)our Current Report on Form 8-K that we filed with the SEC on October 4, 2018;

(j)our Current Report on Form 8-K that we filed with the SEC on October 15, 2018;

(k)our Current Report on Form 8-K that we filed with the SEC on November 29, 2018;

(l)our Current Report on Form 8-K that we filed with the SEC on December 7, 2018;

(m)our Current Report on Form 8-K that we filed with the SEC on December 10, 2018;

(n)our Current Report on Form 8-K that we filed with the SEC on January 15, 2019;

(o)our Current Report on Form 8-K that we filed with the SEC on February 7, 2019;

(p)our Current Report on Form 8-K that we filed with the SEC on February 20, 2019;

(q)our Current Report on Form 8-K that we filed with the SEC on March 12, 2019;

(r)our Current Report on Form 8-K that we filed with the SEC on March 18, 2019;

(s)our Current Report on Form 8-K that we filed with the SEC on March 26, 2019;

(t)our Current Report on Form 8-K that we filed with the SEC on April 9, 2019;

(u)our Current Report on Form 8-K that we filed with the SEC on June 10, 2019;

(v)our Current Report on Form 8-K that we filed with the SEC on July 15, 2019;

(w)our Current Report on Form 8-K that we filed with the SEC on August 1, 2019; and

(x)the description of our common stock contained in the registration statement on Form 8-A, as filed with the SEC on December 12, 2005, as updated in the Company’s Current Report on Form 8-K, as filed with the SEC on February 9, 2006, which disclosed the increase in the Company’s authorized share capital to 750,000,000 shares of common stock.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.  Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.  We will provide this information upon oral or written request at no expense to the requester.  Any request for this information shall be directed to Amir Adnani, our President and Chief Executive Officer, at the following address and phone number:

Amir Adnani, President and Chief Executive Officer
1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, Canada, V6E 2Y3
Tel:  (604) 682-9775

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any supplement that we have referred you to.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date.  You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized.  Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any material that we file with the SEC at the Public Reference Section, at 100 F Street, NE, Washington, D.C., U.S.A., 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the SEC.  This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC.  The Registration Statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits.  You can obtain a copy of the Registration Statement from the SEC at any address listed above or from the SEC’s Internet site.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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URANIUM ENERGY CORP.

25,785,623 Shares of Common Stock
to be Offered and Sold by Selling Stockholders

September 12, 2019

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REOFFER PROSPECTUS

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No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this reoffer prospectus.  Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by Uranium Energy Corp. (the “Company”).  This reoffer prospectus does not constitute an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  The delivery of this reoffer prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date of this reoffer prospectus.  However, in the event of a material change, this reoffer prospectus will be amended or supplemented accordingly.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 3.Incorporation of Documents by Reference.

The following documents filed by our Company with the SEC are incorporated herein by reference:

(a)our Annual Report on Form 10K for the fiscal year ended July 31, 2018 that we filed with the SEC on October 15, 2018;

(b)our Quarterly Report on Form 10-Q for our fiscal quarter ended October 31, 2018 that we filed with the SEC on December 10, 2018;

(c)our Quarterly Report on Form 10-Q for our fiscal quarter ended January 31, 2019 that we filed with the SEC on March 12, 2019;

(d)our Quarterly Report on Form 10-Q for our fiscal quarter ended April 30, 2019 that we filed with the SEC on June 10, 2019;

(e)our Current Report on Form 8-K that we filed with the SEC on August 23, 2018;

(f)our Current Report on Form 8-K that we filed with the SEC on September 25, 2018;

(g)our Current Report on Form 8-K that we filed with the SEC on September 28, 2018;

(h)our Current Report on Form 8-K that we filed with the SEC on October 1, 2018;

(i)our Current Report on Form 8-K that we filed with the SEC on October 4, 2018;

(j)our Current Report on Form 8-K that we filed with the SEC on October 15, 2018;

(k)our Current Report on Form 8-K that we filed with the SEC on November 29, 2018;

(l)our Current Report on Form 8-K that we filed with the SEC on December 7, 2018;

(m)our Current Report on Form 8-K that we filed with the SEC on December 10, 2018;

(n)our Current Report on Form 8-K that we filed with the SEC on January 15, 2019;

(o)our Current Report on Form 8-K that we filed with the SEC on February 7, 2019;

(p)our Current Report on Form 8-K that we filed with the SEC on February 20, 2019;

(q)our Current Report on Form 8-K that we filed with the SEC on March 12, 2019;

(r)our Current Report on Form 8-K that we filed with the SEC on March 18, 2019;

(s)our Current Report on Form 8-K that we filed with the SEC on March 26, 2019;

(t)our Current Report on Form 8-K that we filed with the SEC on April 9, 2019;

(u)our Current Report on Form 8-K that we filed with the SEC on June 10, 2019;

(v)our Current Report on Form 8-K that we filed with the SEC on July 15, 2019;

(w)our Current Report on Form 8-K that we filed with the SEC on August 1, 2019; and

(x)the description of our common stock contained in the registration statement on Form 8-A, as filed with the SEC on December 12, 2005, as updated in the Company’s Current Report on Form 8-K, as filed with the SEC on February 9, 2006, which disclosed the increase in the Company’s authorized share capital to 750,000,000 shares of common stock.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.  We will provide this information upon oral or written request at no expense to the requester.  Any request for this information shall be directed to Amir Adnani, our President and Chief Executive Officer, at the following address and phone number:

Amir Adnani, President and Chief Executive Officer
1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, Canada, V6E 2Y3
Tel:  (604) 682-9775

You may read and copy any reports, statements or other information we have filed at the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C., U.S.A., 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our filings are also available on the Internet at the SEC’s website at http://www.sec.gov.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

No expert or counsel named in this Registration Statement as having prepared or certified any part of this Registration Statement or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”), our Articles of Incorporation and our Bylaws.

NRS Section 78.7502 provides that:

1.a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

2.a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

3.to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

NRS Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)by our stockholders;

(b)by our Board of Directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

(d)if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

(e)by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Further, our Bylaws provide that we shall, to the fullest and broadest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto.  We may, but shall not be obligated to, maintain insurance, at our expense, to protect ourselves and any other person against any liability, cost or expense.  We shall not indemnify persons seeking indemnity in connection with any threatened, pending or completed action, suit or proceeding voluntarily brought or threatened by such person unless such action, suit or proceeding has been authorized by a majority of the entire Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.

Exhibit Number	Description of Exhibit
4.1	2019 Stock Incentive Plan(1)
5.1	Legal Opinion of McMillan LLP(1)
23.1	Consent of McMillan LLP(2)
23.2	Consent of Ernst & Young LLP(1)
24.1	Power of Attorney (Included in Signature Page)

Notes:

(1)Filed as an exhibit to this Registration Statement on Form S-8.

(2)Included in Exhibit 5.1 to this Registration Statement on Form S-8.

Item 9.Undertakings.

The undersigned registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)to include any material information with respect to the plan of distribution.

provided, however, that paragraphs (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed  with or furnished to the SEC by the registrant pursuant to Section 13 or Section 14(d) of the Exchange Act that are incorporated by reference into this registration statement.

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on the 12th day of September, 2019.

URANIUM ENERGY CORP.

By: /s/ Amir Adnani

Amir Adnani

President, Chief Executive Officer (Principal Executive Officer) and a director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amir Adnani as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Amir Adnani Amir Adnani	President, Chief Executive Officer (Principal Executive Officer) and a director	September 12, 2019
/s/ Pat Obara Pat Obara	Secretary, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 12, 2019
/s/ Spencer Abraham Spencer Abraham	Chairman and a director	September 12, 2019
/s/ Vincent Della Volpe Vincent Della Volpe	Director	September 12, 2019
/s/ David Kong David Kong	Director	September 12, 2019
/s/ Ganpat Mani Ganpat Mani	Director	September 12, 2019
/s/ Gloria Ballesta Gloria Ballesta	Director	September 12, 2019

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